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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

   The following lists the subsidiaries of the Registrant:

                Subsidiary/dba           State/Country of Incorporation
                --------------           ------------------------------
       Casino Excitement, Inc.                  Nevada
       Games of Nevada, Inc.                    Nevada
       MGC, Inc.                                Nevada
       Mikohn Europe, BV                        The Netherlands
       Mikohn Foreign Sales Corporation         Barbados
       Mikohn International, Inc.               Nevada
       Mikohn Nevada                            Nevada
       Mikohn South America, SA (99.7%
        shareholder)                            Peru
       Progressive Games, Inc.                  Delaware